FINANCIAL STATEMENTS

MEDIA ASSETS GROUP, INC.
Balance Sheet
December 31, 2015

ASSETS











     Cash

$
3,920

     Other Assets(1)


0

Total Assets

$
3,920






LIABILITIES AND STOCKHOLDER?S EQUITY





LIABILITIES




      Accounts Payable

$
0






Total Liabilities


0











STOCKHOLDER?S EQUITY




Common stock, $0.001 par value, 500,000,000 shares authorized; 200,000,000 shares issued and outstanding


10,000

Accumulated deficit


(6,080
)
Total Stockholder?s Equity


3,920






Total Liabilities and Stockholder?s Equity

$
3,920


  (1)	Value of Preferred Shares in Left Coast Pictures, Inc.
prior to the launch of the Joint Venture


MEDIA ASSETS GROUP, INC.
Statement of Stockholders? Equity
May 4, 2015 (inception) - December 31, 2015







Beginning Balance, May 4, 2015

$

0






Issuance of Common Stock
200,000,000 shares par value $0.001


      10,000






Additional Paid in Capital Organizational Loss


(6,080)






Ending Balance, December 31, 2015

$
       3,920






MEDIA ASSETS GROUP, INC.
Statement of Cash Flows
May 4, 2015 (inception) - December 31, 2015







Cash flows from operating activities

$
?






Net loss


           (6,080)

Changes in operating assets and
liabilities:


           10,000

Net Cash used in operating activities


6,080


Cash flows from financing activities




Proceeds from sale of common stock

$
10,000






Cash at beginning
Cash at end

$

3,920








MEDIA ASSETS GROUP, INC.
Statement of Operations
December 31, 2015







REVENUES

$
?






EXPENSES




Web and platform design
Organization costs


4,500
1,580

Total Other Expenses


6,080






NET LOSS

$
(6,080
)





TOTAL WEIGHTED AVERAGE SHARES


200,000,000






BASIC EARNINGS PER SHARE ATTRIBUTABLE TO COMMON
STOCKHOLDER

$
(0.001
)




The accompanying notes are an integral part of these financial statements.


?
MEDIA ASSETS GROUP, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS


NOTE 1. ORGANIZATION

Media Assets Group, Inc. (the ?Company?) was formed as a Wyoming corporation on May 4, 2015 to acquire film and television libraries. The Company is internally managed and intends on distributing these assets through relationships with independent distributors.

The Company was initially capitalized through the Issuance of One Hundred Seventy Three Million Shares of Corporate Stock (100% of the Issued Common Stock Shares) to Black Swan Partners BT for a 20% stake in Left Coast Pictures, Inc., and the sale of Two Million Shares of Corporate Stock to Lost Art Pictures LLC for a price of $0.005 per share.

As of September 1, 2015, the Company has not yet commenced operations and has not entered into any contracts to acquire any intellectual property.

NOTE 2. BASIS OF ACCOUNTING:

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (?GAAP?).

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual events and results could differ from those assumptions and estimates.

Organizational and Offering Costs

The Company expenses organization costs as incurred and offering costs, when incurred, will be deferred and charged to shareholders? equity.

Revenue Recognition

Revenues are earned and are recognized in accordance with FASB ASC Topic 605 Revenue Recognition and Concepts Statement 5, Recognition and Measurement in Financial Statements of Business Enterprises, paragraph 83(b) states that ?an entity?s revenue-earning activities involve delivering or producing goods, rendering services, or other activities that constitute its ongoing major or central operations, and revenues are considered to have been earned when the entity has substantially accomplished what it must do to be entitled to the benefits represented by the revenues?.

Accounts Receivable

Accounts receivable are reported at the customers? outstanding balances, less any allowance for doubtful accounts. Interest is not accrued on overdue accounts receivable.

Allowance for Doubtful Accounts

An allowance for doubtful accounts on accounts receivable is charged to operations in amounts sufficient to maintain the allowance for uncollectible accounts at a level management believes is adequate to cover any probable losses. Management determines the adequacy of the allowance based on historical write-off percentages and information collected from individual customers. Accounts receivable are charged off against the allowance when collectability is determined to be permanently impaired.

Stock Based Compensation

When applicable, the Company will account for stock-based payments to employees in accordance with ASC 718, ?Stock Compensation? (?ASC 718?). Stock-based payments to employees include grants of stock, grants of stock options and issuance of warrants that are recognized in the consolidated statement of operations based on their fair values at the date of grant.
The Company accounts for stock-based payments to non-employees in accordance with ASC 505-50, ?Equity-Based Payments to Non-Employees.? Stock-based payments to non-employees include grants of stock, grants of stock options and issuances of warrants that are recognized in the consolidated statement of operations based on the value of the vested portion of the award over the requisite service period as measured at its then-current fair value as of each financial reporting date.
The Company calculates the fair value of option grants and warrant issuances utilizing the Binomial pricing model. The amount of stock-based compensation recognized during a period is based on the value of the portion of the awards that are ultimately expected to vest. ASC 718 requires forfeitures to be estimated at the time stock options are granted and warrants are issued to employees and non-employees, and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The term ?forfeitures? is distinct from ?cancellations? or ?expirations? and represents only the unvested portion of the surrendered stock option or warrant. The Company estimates forfeiture rates for all unvested awards when calculating the expense for the period. In estimating the forfeiture rate, the Company monitors both stock option and warrant exercises as well as employee termination patterns. The resulting stock-based compensation expense for both employee and non-employee awards is generally recognized on a straight-line basis over the period in which the Company expects to receive the benefit, which is generally the vesting period.

Loss per Share

The Company reports earnings (loss) per share in accordance with ASC Topic 260-10, "Earnings per Share." Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted earnings (loss) per share has not been presented since there are no dilutive securities.

Cash and Cash Equivalents

For purpose of the statements of cash flows, the Company considers cash and cash equivalents to include all stable, highly liquid investments with maturities of three months or less.

Concentration of Credit Risk

The Company primarily transacts its business with one financial institution. The amount on deposit in that one institution may from time to time exceed the federally-insured limit.

Business segments

ASC 280, ?Segment Reporting? requires use of the ?management approach? model for segment reporting. The management approach model is based on the way a company?s management organizes segments within the company for making operating decisions and assessing performance. The Company determined it has one operating segment as of August 31, 2015.

Income Taxes

The Company accounts for its income taxes under the provisions of ASC Topic 740, ?Income Taxes.? The method of accounting for income taxes under ASC 740 is an asset and liability method. The asset and liability method requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between tax bases and financial reporting bases of other assets and liabilities.

Recently Issued Accounting Pronouncements

In April 2014, the Financial Accounting Standards Board (?FASB?) issued ASU 2014-08, ?Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity?. This new standard changes the criteria for determining which disposals can be presented as discontinued operations and modifies related disclosure requirements. Under the new guidance, a discontinued operation is defined as a disposal of a component or group of components that is disposed of or is classified as held for sale and represents a strategic shift that has (or will have) a major effect on an entity?s operations and financial results. The guidance is effective as of the first quarter of 2015, and it does not have a material effect on the financial statements.

In May 2014, the FASB issued ASU No. 2014-09, ?Revenue from Contracts with Customers?. This new standard will replace all current U.S. GAAP guidance related to revenue recognition and eliminate all industry- specific guidance. The new revenue recognition standard provides a unified model to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This guidance will be effective beginning in 2017 and can be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. Management is evaluating the impact of adopting this new accounting standard on the financial statements.

In June 2014, the FASB issued ASU 2014-10, ?Development Stage Entities.? This new standard eliminates the distinction between entities that are in the development stage from other entities in GAAP. The requirements to present inception-to-date information, label the financial statements as those of a development stage entity and disclose in the first year in which the company is no longer considered to be in the development stage that in prior years it had been in the development stage has also been eliminated. In addition, FASB ASU 2014-10 eliminates the requirement for development stage entities to disclose the development stage activities in which the company is engaged.

The Financial Statements of the Company have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America
(U.S. GAAP).

?
NOTE 3. INCOME TAXES

Deferred income tax assets and liabilities are computed annually for differences between financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.
On an interim basis, the Company has a net operating loss of approximately $6,080 available to offset future income for income tax reporting purposes, which will expire in various years through 2032, if not previously utilized. However, the Company?s ability to use the carryover net operating loss may be substantially limited or eliminated pursuant to Internal Revenue Code Section 382.
The Company adopted the provisions of ASC 740-10-50, formerly FIN 48, and ?Accounting for Uncertainty in Income Taxes?. The Company had no material unrecognized income tax assets or liabilities as of August 31, 2015. The Company?s policy regarding income tax interest and penalties is to expense those items as general and administrative expense but to identify them for tax purposes. There are no income tax, or related interest and penalty items in the income statement, or liabilities on the balance sheet. The Company files income tax returns in the U.S. federal jurisdiction and Georgia state jurisdiction. We are not currently involved in any income tax examinations.

NOTE 4. STOCKHOLDER?S EQUITY

The Company is authorized to issue up to 500,000,000 shares of common stock at $0.001 par value per share. Holders of the Company?s common stock are entitled to receive dividends when authorized by the Company?s board of directors.

On May 15, 2015, the Company issued 20,000,000 shares of common stock to its sole Officer and Director, John Berner, in exchange for his position and President and CEO of the Company.

On June 29, 2015, the Company issued 180,000,000 shares of common stock to Left Coast Pictures, Inc. (or its designees) in exchange for a 20% equity interest in Left Coast.

On July 1, 2015, the Company issue 2,000,000 shares of common stock to Lost Art Pictures LLC for a purchase price of $10,000.

On July 29, 2015, the Company issued 3,000,000 shares of common stock to Red River Ventures LLC as part of an Equity Purchase
Agreement for the purchase of up to $5,000,000 of the Company?s common stock.

The holders of the Company's common stock are entitled to one vote per share of common stock held.

As of December 31, 2015 the Company had 200,000,000 shares issued and outstanding.

NOTE 5. COMMITMENTS AND CONTINGENCIES

Commitments:

The Company currently has no long term commitments as of our balance sheet date.

Contingencies:

None as of our balance sheet date.

NOTE 6. GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Currently, the Company has no operating history and has incurred operating losses, and as of August 31, 2015 the Company had an accumulated deficit of $6,080. These factors raise substantial doubt about the Company?s ability to continue as a going concern. Management believes that the Company?s capital requirements will depend on many factors including the success of the Company?s development efforts and its efforts to raise capital. Management also believes the Company needs to raise additional capital for working capital purposes. There is no assurance that such financing will be available in the
future.   The conditions described above raise substantial doubt
about our ability to continue as a going concern. The financial statements of the Company do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.


We have evaluated subsequent events through December 31, 2015 the date which the financial statements were available to be issued, for recognition or disclosure in the financial statements.

?
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders Media Assets Group,
Inc.:
I have audited the accompanying balance sheets of Media Assets Group, Inc. (the ?Company?) as of December 31, 2015 and the related statements of operations, stockholders' deficit and cash flows for the period of inception May 4, 2015 through December 31, 2015. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.
I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. I was not engaged to perform an audit of its internal control over financial reporting. My audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, I express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.
In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Media Assets Group, Inc. as of December 31, 2015, and the results of its operations and cash flows the years ended in conformity with accounting principles generally accepted in the United States of America. The accompanying consolidated financial statements have been prepared assuming that the company will continue as a going concern. As discussed in Note 6 to the consolidated financial statements, the Company has recently commenced operations and has not generated any revenues. These factors raise substantial doubt about its ability to continue as a going concern. Management?s plans in regard to these matters are also described in Note 6. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. /s/K.Brice Toussaint
K.Brice Toussaint MBA, CPA
Dallas, TX
April 21, 2016